Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of The Aveon Group L.P. of our reports dated August 9, 2010, with respect to the consolidated financial statements of Aveon Management L.L.C. as of March 31, 2010 and The Aveon Group L.P., as of and for the periods ended March 31, 2010 and December 31, 2009, and the financial statements of Aveon Holdings I L.P. as of and for the period ended December 31, 2009 included herein and to the references to our firm under the headings “Experts” and “Selected financial data” in the prospectus, which is part of this Amendment No. 2 to the Registration Statement.

/s/ KPMG LLP

Boston, Massachusetts

November 16, 2010